News Release

Contact:	For Release:
Brad Cohen	Oct. 6, 2015
Public Relations	5:00 a.m. PDT
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

Brinlea Johnson or Allise Furlani
Investor Relations
The Blueshirt Group
(212) 331-8424 or (212) 331-8433
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com

Quantum Receives Continued Listing Standard Notice From NYSE

SAN JOSE, Calif. — Oct. 6, 2015 — Quantum Corp. (NYSE: QTM) today announced that the New York Stock Exchange has notified the company that it is not in compliance with the NYSE’s continued listing standard requiring that stocks trade at a minimum average closing price of $1 for 30 consecutive trading days.

Under NYSE rules, Quantum has six months from receipt of the notification on Oct. 2, 2015, to comply with the listing standard. The company’s stock will continue to be listed on the NYSE during this six-month period, subject to compliance with other NYSE continued listing requirements.

The NYSE notification has no impact on Quantum’s business operations.

-more-

About Quantum
Quantum is a leading expert in scale-out storage, archive and data protection, providing solutions for capturing, sharing and preserving digital assets over the entire data lifecycle. From small businesses to major enterprises, more than 100,000 customers have trusted Quantum to address their most demanding data workflow challenges. With Quantum, customers can Be Certain™ they have the end-to-end storage foundation to maximize the value of their data by making it accessible whenever and wherever needed, retaining it indefinitely and reducing total cost and complexity. See how at www.quantum.com/customerstories.

###

Quantum, the Quantum logo and Be Certain are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

-end-